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                                                                   Exhibit 3.114

                                 TOLL HUDSON LP

               AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

         This Amended and Restated Limited Partnership Agreement (the "Agreement") is made as of this 13th day of January, 2004 by and among the undersigned parties (the "Partners") in accordance with the New Jersey Uniform Limited Partnership Law, New Jersey Statutes Annotated, Title 42, Chapter 2A (the "Act").

         The Partners, in consideration of the mutual promises contained herein and intending to be legally bound, agree as follows:

                                 SPECIFIC TERMS

         1. The name of the Limited Partnership (the "Partnership") and the address of the Partnership's principal office are Toll Hudson LP, 3103 Philmont Avenue, Huntingdon Valley, PA 19006.

         2. The name and address of the General Partner are Toll Land Corp. No. 10, a Delaware corporation, 3103 Philmont Avenue, Huntingdon Valley, PA 19006.

         3. The name and address of the Limited Partner are Toll Bros., Inc., a Pennsylvania corporation, or its designee, 3103 Philmont Avenue, Huntingdon Valley, PA 19006.

         4. The percentage interests and capital contributions of the Partners are as follows:

         General Partner            Percentage Interest     Capital Contribution
         ---------------            -------------------     --------------------

         Toll Land Corp. No. 10             5%                   $ 500.00

         Limited Partner
         ---------------

         Toll Bros., Inc.,                  95%                  $9,500.00
         or its designee

         5. The date of formation of the partnership is November 26, 2003.

         6. The sole purpose of the Partnership is to act as a member of PT Maxwell, L.L.C., a New Jersey limited liability company (the "LLC") which will acquire, own, hold, maintain and operate certain real property known as 1101-1125 Hudson Street, City of Hoboken, Hudson County, New Jersey (the "Property"). Notwithstanding anything contained herein to the contrary, the Partnership shall not engage in any business, and it shall have no purpose, unrelated to the LLC and the Property and shall not acquire any real property or own assets other than those related to the Property and/or otherwise in furtherance of the purposes of the LLC.


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                                  GENERAL TERMS

         In addition to the above-specified Specific Terms, the Partners agree as follows:

         1. The terms and conditions specified in the Certificate of Limited Partnership for the Partnership attached hereto are incorporated herein by reference and shall be part of the Agreement.

         2. To the extent not specified or incorporated herein, the Partnership shall be governed by the Act.

         3. A Limited Partner's interest may be assigned in whole or in part at any time, and an assignee of a Limited Partner may become a Limited Partner, without the prior written consent of the General Partner.

         4. All profits and losses of the Partnership shall be shared and borne by, and all distributions by the Partnership shall be made to, the Partners in accordance with their Percentage Interests, as set forth above.

         5. The General Partner shall have the authority to act on all matters for and on behalf of the Partnership without the prior written consent of the Limited Partner.

         6. The General Partner, and any additional or substitute general partner of the Partnership, may not be an individual. Additionally, any additional or substitute general partner of the Partnership shall have organizational documents which conform in all material respects to the organizational documents of the General Partner.

         7. Anything in this Agreement to the contrary notwithstanding, the General Partner shall have no authority to perform any act in respect of the Partnership in violation of any (a) applicable laws or regulations or (b) any agreement between the LLC and Wachovia Bank, National Association or its successors or assigns (collectively, the "Lender").

         8. Anything in this Agreement to the contrary notwithstanding, so long as any indebtedness remains outstanding by the LLC to the Lender, the Partnership shall not:

                  a) make any loans to the General Partner or its Affiliates;

                  b) dissolve, wind-up, or liquidate the Partnership;

                  c) merge, consolidate or acquire substantially all the assets of another person or entity;

                  d) change the nature of the business conducted by the Partnership; or

                  e) except as permitted by the Lender in writing, amend or modify this Agreement.


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For purposes of this Agreement, Affiliate means any person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Partner. For purposes hereof, the terms "control", "controlled", or "controlling" shall include, without limitation, (i) the ownership, control or power to vote ten percent (10%) or more of (x) the outstanding shares of any class of voting securities or (y) the Partnership or beneficial interests of any such person or entity, as the case may be, directly or indirectly, or acting through one or more persons or entities, (ii) the control in any manner over the general partner(s) or the election of more than one director or trustee (or persons exercising similar functions) of such person or entity, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such person or entity.

         9. All funds of the Partnership shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the Partnership's name or shall be invested in the Partnership's name, in such manner as shall be designated by the General Partner from time to time. Partnership funds shall not be commingled with those of any other person or entity. Partnership funds shall be used by the General Partner only for the business of the Partnership.

         10. Title to Partnership assets shall be held in the Partnership's name.

         11. The Partnership shall not, without the affirmative vote of 100 percent of the Partners, including the vote of an Independent Director, if any, of the General Partner, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Partnership or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any action in furtherance of any such action.

         12. The Partnership shall not terminate or dissolve solely as a consequence of the bankruptcy, insolvency, appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of a General Partner of the Partnership or a substantial part of such General Partner's property, or assignment for the benefit of its creditors, or an admission in writing of the inability to pay its debts generally as they become due, or any similar action, of one or more of the General Partners so long as there remains a solvent general partner of the Partnership.

         13. The Partnership shall at all times observe the applicable legal requirements for the recognition of the Partnership as a legal entity separate from any partners of the Partnership ("Partners") and Affiliates, including, without limitation, as follows:

                  (a) The Partnership shall maintain its records and books and accounts separate from those of any Affiliate or any other entity.

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                  (b) The Partnership shall hold itself out to the public
         (including any Affiliate's creditors) under the Partnership's own name and as a separate and distinct entity and not as a department, division or otherwise of any Affiliate.

                  (c) All customary formalities regarding the existence of the Partnership, including holding meetings and maintaining current and accurate records separate from those of any Affiliate, shall be observed.

                  (d) The Partnership shall act solely in its own name through the duly authorized officers of its General Partner. No Affiliate shall be appointed or act as agent of the Partnership.

                  (e) Investments shall be made in the name of the Partnership directly by the Partnership or on its behalf by brokers engaged and paid by the Partnership or its agents.

                  (f) Except as required by Wachovia Bank, National Association or its successors or assigns (collectively, the "Lender"), the Partnership shall not guarantee or assume any liabilities or obligations for the benefit of any party, including, without limitation, any Affiliate or hold itself out or permit itself to be held out as having guaranteed or assumed any liabilities or obligations of any party, including, without limitation, any Partner or any Affiliate, nor shall it make any loan to any party (including any Affiliate).

                  (g) The Partnership is and will be solvent and shall pay its own liabilities, indebtedness and obligations of any kind, including all administrative expenses, from its own separate assets.

                  (h) Assets of the Partnership shall be separately identified, maintained and segregated. The Partnership's assets shall at all times be held by or on behalf of the Partnership and if held on behalf of the Partnership by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Partnership. This restriction requires, among other things, that Partnership funds shall not be commingled with those of any Affiliate and it shall maintain all accounts in its own name and with its own tax identification number, separate from those of any Affiliate.

                  (i) The Partnership shall not take any action if, as a result of such action, the Partnership would be required to register as an investment Partnership under the Investment Partnership Act of 1940, as amended.

                  (j) The Partnership shall at all times be adequately capitalized to engage in the transactions contemplated at its formation.

                  (k) None of the Partnership's funds shall be invested in securities issued by any Affiliate.


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                  (l) The Partnership shall not enter into any contract or
         agreement with any employee, shareholder, consultant, agent, director, partner, member or manager of the Partnership or any Affiliate, as applicable, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than an Affiliate.

                  (m) The Partnership shall file its own tax returns.

                  (n) The Partnership shall not do any act which would make it impossible to carry on the ordinary business of the Partnership.

                  (o) The Partnership shall not hold title to the Partnership's assets other than in the Partnership's name.

         IN WITNESS WHEREOF, the Partners have duly executed this Agreement as of the day and year first written above, intending this Agreement to be effective as of the date of formation specified above.

                                          GENERAL PARTNER

                                          TOLL LAND CORP. NO. 10


                                          By: Kenneth J. Gary
                                              ----------------------------------
                                                 Kenneth J. Gary
                                                 Senior Vice President


                                          Attest: Jeffrey Calcagni
                                                  ------------------------------
                                                  Name:  Jeffrey Calcagni
                                                  Title: Assistant Secretary


                                          LIMITED PARTNER

                                          TOLL BROS., IN


                                          By: Kenneth J. Gary
                                              ----------------------------------
                                              Kenneth J. Gary
                                              Senior Vice President


                                          Attest: Jeffrey Calcagni
                                                  ------------------------------
                                                  Name:  Jeffrey Calcagni
                                                  Title: Assistant Secretary